UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 23, 2015

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington		98004
(Address of principal executive offices)		(Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 23, 2015, the Board of Directors (the “Board”) of Esterline Technologies Corporation (“Esterline”) increased the size of the Board from eight (8) to nine (9) directors and elected Michael J. Cave to serve as a director of Esterline. Mr. Cave was classified into the class of directors whose term expires at the 2017 annual stockholders meeting, and accordingly, was also nominated for election as director at Esterline’s 2016 annual stockholders meeting for an initial one-year term expiring at the 2017 annual stockholders meeting. Mr. Cave has not initially been appointed to any Board committees, but consistent with its customary practice, the Board will consider Board committee assignments for Mr. Cave and potentially make additional changes to the composition of Esterline’s Board committees at its regular meeting following the 2016 annual stockholders meeting.

For his service as a non-employee director, Mr. Cave will be entitled to receive the standard compensation for non-employee directors of Esterline. Esterline will also reimburse Mr. Cave for out-of-pocket expenses incurred in connection with attendance or participation at meetings. The non-employee director compensation program is described in further detail in Esterline’s proxy statement for its 2015 Annual Meeting filed with the Securities and Exchange Commission on January 29, 2015.

Item 7.01.	Regulation FD Disclosure.

On November 30, 2015, Esterline issued a press announcing the election of Mr. Cave as a director, which is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press issued by Esterline Technologies Corporation dated November 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: November 30, 2015	By:	/s/ MARCIA J. MASON
	Name:	Marcia J. Mason
	Title:	Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Esterline Technologies Corporation dated November 30, 2015.